Exhibit 99.7

Ford Motor Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the Periods Ended September 30, 2004 and 2003
(in millions)

	Nine Months
	2004	2003
	(unaudited)
Cash and cash equivalents at January 1	$21,766	$12,223

Cash flows from operating activities before securities trading	13,993	18,109
Net sales/(purchases) of trading securities	3,970	1,350

Net cash flows from operating activities	17,963	19,459

Cash flows from investing activities
Capital expenditures	(4,902)	(5,829)
Acquisitions of receivables and lease investments	(47,338)	(42,239)
Collections of receivables and lease investments	37,035	33,921
Net acquisitions of daily rental vehicles	(2,739)	(1,487)
Purchases of securities	(7,597)	(7,846)
Sales and maturities of securities	7,285	4,725
Proceeds from sales of receivables and lease investments	9,265	15,781
Proceeds from sale of businesses	537	1,702
Repayment of debt from discontinued operations	—	—
Cash paid for acquisitions	(30)	—
Cash recognized on consolidation of joint ventures	—	256
Other	110	716

Net cash (used in)/provided by investing activities	(8,374)	(300)

Cash flows from financing activities
Cash dividends	(549)	(549)
Net sales/(purchases) of Common Stock	(127)	(43)
Changes in short-term debt	8,700	3,232
Proceeds from issuance of other debt	12,544	17,221
Principal payments on other debt	(34,490)	(23,862)
Other	(11)	3

Net cash (used in)/provided by financing activities	(13,933)	(3,998)

Effect of exchange rate changes on cash	(6)	474

Net increase/(decrease) in cash and cash equivalents	(4,350)	15,635

Cash and cash equivalents at September 30	$17,416	$27,858